UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2012

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           On January 25, 2012, John P. Albright was named by the Board of Directors of the Company to fill the unexpired term of William H. McMunn as a Class II director.  Mr. Albright will stand for election as a continuing director in Class II at the Company’s April 25, 2012 annual meeting of shareholders. William L. Olivari and John J. Allen will also stand for election for one-year terms at the annual meeting. There are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Albright that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Albright was appointed to the Board of Directors pursuant to the terms of his employment agreement with the Company.  Because Mr. Albright is the Company’s President and Chief Executive Officer, he will receive no director or committee member fees.

A copy of the press release with this announcement is attached to this Form 8-K as Exhibit 99.1

Item 5.05 Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On January 25, 2012, the Company amended its Code of Business Conduct and Ethics to set forth the process for addressing any actual or potential conflict of interest.  The process requires that if an actual or potential conflict of interest arises for a director, the director must:

•	promptly disclose such conflict of interest by notifying the Chairman of the Audit Committee and the Chief Executive Officer; and

•	recuse himself or herself from any decision or vote by the Board regarding an actual or potential conflict of interest involving such director.

The amendment also provides that it is expected that the Board will resolve any conflict of interest issue involving the directors or executive officers and the Chief Executive Officer will resolve any conflict of interest issue involving any other officer or employee of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibit

      99.1                      Press Release dated January 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2012
Consolidated-Tomoka Land Co. By: /s/John P. Albright John P. Albright, President and Chief Executive Officer